Exhibit 5

[First Data Corporation Letterhead]

July 17, 2003

First Data Corporation

6200 South Quebec Street

Greenwood Village, Colorado 80111

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

I refer to the Registration Statement (No. 333-105432) on Form S-4 (the “Registration Statement”) being filed by First Data Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 218,104,593 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). The shares of Common Stock were authorized for issuance, offering and sale by the Board of Directors of the Company by resolutions duly adopted by the Company’s Board of Directors on April 1, 2003 (the “Resolutions”). Such shares of Common Stock will be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of April 1, 2003, among the Company, Monaco Subsidiary Corporation, a wholly owned subsidiary of the Company, and Concord EFS, Inc.

As Associate General Counsel of the Company, I am familiar with the proceedings to date with respect to the Resolutions and Registration Statement and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based upon the foregoing, it is my opinion that:

1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware.

2. The Common Stock will be validly issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act, (ii) the issuance and sale of the Common Stock shall have been approved in accordance with the Resolutions, as contemplated by the Registration Statement and any applicable prospectus or prospectus supplement and (iii) certificates representing the Common Stock shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto or, if the

First Data Corporation

July 17, 2003

shares of Common Stock are uncertificated, valid book entry notations will have been made in the share register of the Company, in each case against receipt of the agreed consideration therefor (but not less than the par value) in accordance with the Resolutions and the Registration Statement.

I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of any shares of Common Stock. This opinion is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference made to me under the heading “Legal Matters” set forth in the joint proxy statement/prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ THOMAS A. ROSSI
Thomas A. Rossi, Esq. Associate General Counsel